UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 16, 2014

 GALENA BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4640 S.W. Macadam Avenue Suite 270 Portland, Oregon 97239
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 855-4253

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Executive Employment Agreement
On September 16, 2014, Galena Biopharma, Inc. (“we,” “us,” “our,” “Galena” and the “company”) entered into an employment agreement with Mark W. Schwartz, Ph.D. under which Dr. Schwartz will serve as our President and Chief Executive Officer. The employment agreement is effective retroactive to August 21, 2014, the date of Dr. Schwartz’s appointment to these offices.
The employment agreement provides that Dr. Schwartz will receive an annual base salary of $480,000 and will be eligible to receive for each full calendar year, a target performance bonus of 60% of his annual base salary, the determination of the amount of any such bonus to be made by our board or the compensation committee of the board at their sole discretion. In connection with his appointment as our President and Chief Executive Officer, Dr. Schwartz also was granted on September 16, 2014 a ten-year stock option to purchase up to 200,000 shares of our common stock at an exercise price of $2.23, the closing price of our common stock as reported on Nasdaq on September 16, 2014. The stock option will vest and become exercisable in equal quarterly installments over three years, subject to Dr. Schwartz remaining in our continuous employ through such vesting dates.
The employment agreement has no defined expiry, but may be terminated by the company or Dr. Schwartz at any time. If the company terminates Dr. Schwartz's employment without cause (as defined in the employment agreement), or if Dr. Schwartz terminates his employment for good reason (as defined in the employment agreement), Dr. Schwartz will be entitled to (a) any accrued and unused paid “time off” and reimbursement of business expenses accrued but unpaid as of the date of termination, (b) salary at his then-current base salary over the relevant severance period described below, (c) accelerated vesting of unvested, time-vesting stock options held by Dr. Schwartz as of the date of termination that would have become vested had he remained employed throughout the severance period, (d) an amount equal to the monthly premium for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for he and his eligible dependents who were covered under the company’s health plans as of the date of the termination throughout the severance period, and (e) any earned but unpaid bonus discretionary as of the date of termination. The severance period will be the six (6) month period following the date of termination of Dr. Schwartz’s employment, except that, if the date of termination is on or after the date six (6) months following September 16, 2014 the severance period will be the twelve (12) month period following the date of termination.
The foregoing description of Dr. Schwartz’s employment agreement is qualified in its entirety by reference to the full text of the employment agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Appointment as Director
On September 16, 2014, Dr. Schwartz also was appointed to the company's board of directors. There are no arrangements or understandings between Dr. Schwartz and any other persons pursuant to which he was selected as a director. Dr. Schwartz has no direct or indirect material interest in any transaction required to be disclosed in connection with his appointment pursuant to Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated September 16, 2014, between Galena Biopharma, Inc. and Mark W. Schwartz, Ph.D.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALENA BIOPHARMA, INC.

Date:	September 18, 2014	By:	/s/ Mark W. Schwartz
Mark W. Schwartz, Ph.D. President and Chief Executive Officer